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                                                                     EXHIBIT 8.1


                        [BAKER BOTTS L.L.P. LETTERHEAD]


July 25, 2003

Heritage Propane Partners, L.P.
Heritage Operating, L.P.
Heritage Service Corp.
Heritage-Bi State, L.L.C.
Heritage Energy Resources, L.L.C.
8801 South Yale Avenue, Suite 310
Tulsa, Oklahoma 74137

         Re:  Exhibit 8.1 Opinion

Gentlemen:

         We have acted as counsel for Heritage Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), Heritage Operating, L.P., a Delaware limited partnership (the "Operating Partnership"), Heritage Service Corp., a Delaware corporation ("Heritage Service"), Heritage-Bi State, L.LC., a Delaware limited liability company ("Heritage-Bi State"), and Heritage Energy Resources, L.L.C., an Oklahoma limited liability company ("Heritage Energy" and, together with Heritage Service and Heritage-Bi State, the "Subsidiary Guarantors"), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering (i) securities to be issued and sold by the Partnership, the Operating Partnership and the Subsidiary Guarantors from time to time pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $800,000,000 and (ii) the offer and sale by certain unitholders of the Partnership of up to 6,415,762 common units representing limited partner interests in the Partnership. Such securities include (i) common units representing limited partner interests in the Partnership; (ii) unsecured debt securities of the Partnership, in one or more series, consisting of notes, debentures or other evidences of indebtedness;
(iii) unsecured debt securities of the Operating Partnership, in one or more series, consisting of notes, debentures or other evidences of indebtedness; and
(iv) guarantees of such debt securities by one or more of the Partnership, the Operating Partnership and the Subsidiary Guarantors.

         In connection therewith, we prepared the discussion set forth under the caption "Material Tax Considerations" (the "Discussion") in the prospectus contained in the Registration Statement.

         All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the

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BAKER BOTTS L.L.P.
Heritage Propane Partners, L.P., et al.         2                  July 25, 2003


representations and statements of fact of the Partnership and its general partner, included in such discussion, as to which we express no opinion).

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                              Very truly yours,


                                              /s/ Baker Botts L.L.P.